UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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BofI Holding, Inc.

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September 13, 2017
Dear Stockholders:
On behalf of the Board of Directors and management of BofI Holding, Inc. (the “Company”), you are cordially invited to attend the 2017 Annual Meeting of Stockholders of the Company (“Annual Meeting”). The Annual Meeting will be held on Thursday, October 26, 2017 at 2:00 PM, Pacific Time, at our corporate headquarters located at 4350 La Jolla Village Drive, Conference Center, Suite 250, San Diego, California 92122. Directions to the Annual Meeting location are provided at the end of this Proxy Statement.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters to be acted on at the meeting. An important part of the Annual Meeting is the stockholder vote on corporate business items.
Your participation in Company activities is important and we encourage you to attend the meeting in person. Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.
On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued support.

Sincerely,

Gregory Garrabrants President and Chief Executive Officer

BofI Holding, Inc.
4350 La Jolla Village Drive, Suite 140
San Diego, California 92122

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held October 26, 2017
NOTICE TO THE STOCKHOLDERS OF BOFI HOLDING, INC.
Notice is hereby given that the 2017 Annual Meeting of Stockholders of BofI Holding, Inc. will be held at our corporate headquarters at 4350 La Jolla Village Drive, Conference Center, Suite 250, San Diego, California 92122, on Thursday, October 26, 2017 at 2:00 PM, Pacific Time, for the following purposes:

Item 1.	To elect two Class I directors, each to hold office for a three-year term and until a successor is elected and qualified;

Item 2.	To approve in a non-binding and advisory vote, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement;

Item 3.	To recommend, in a non-binding and advisory vote, whether future non-binding and advisory stockholder vote on executive compensation should occur every year, every two years, or every three years;

Item 4.	To ratify the selection of BDO USA, LLP as the Company’s independent public accounting firm for fiscal year 2018; and

Item 5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on August 28, 2017, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
We will mail a notice of internet availability of proxy materials – Notice of Annual Meeting of Stockholders – on or before September 13, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The Notice of Internet Availability of Proxy Materials, Notice of Meeting,
Proxy Statement and Annual Report will be available free of charge at
www.envisionreports.com/BOFI as of September 13, 2017.

By order of the Board of Directors,

September 13, 2017	Gregory Garrabrants
President and Chief Executive Officer

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. RETURNING THE ENCLOSED PROXY WILL ENSURE THAT YOUR VOTE WILL BE COUNTED AND IT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.

BofI Holding, Inc.
4350 La Jolla Village Drive, Suite 140
San Diego, California 92122
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 2:00 PM Pacific Time, October 26, 2017
INTRODUCTION
This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of BofI Holding, Inc., a Delaware corporation (the “Board of Directors” or the “Board” and the “Company”, respectively), for use at the 2017 Annual Meeting of Stockholders, which will be held on Thursday, October 26, 2017, at 2:00 PM, Pacific Time, at our corporate headquarters at 4350 La Jolla Village Drive, Conference Center, Suite 250, San Diego, California 92122, and at any adjournment or postponement thereof (the “Annual Meeting”). The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any additional material that may be furnished to stockholders. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about September 13, 2017.
YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE ONLINE, BY PHONE OR BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxy cards. If you want all of your votes to be counted, please be sure to sign, date and return all of those proxy cards.
Who is entitled to vote?

If you were a holder of BofI Holding, Inc. common stock at the close of business on August 28, 2017, the “record date,” either as a stockholder of record or as the beneficial owner of shares held in street name, you may vote at the 2017 Annual Meeting, either in person or by proxy. As of the record date, we had 63,655,189 shares of our common stock outstanding and entitled to be voted. Each share of common stock entitles its holder to one vote.

What does it mean to be a stockholder of record or beneficial holder?
Stockholder of Record: Shares Registered in Your Name. If on the record date, your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record and you may vote in person at the Annual Meeting, or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by completing your proxy card, by telephone, or through the internet, to ensure your vote is counted.
Beneficial Holder: Owner of Shares Held in Street Name: If, on the record date, your shares were held in an account at a broker, bank, or other financial institution (collectively referred herein as “broker”), then you are the beneficial holder of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker giving you the legal right to vote the shares at the Annual Meeting, as well as satisfy the Annual Meeting admission criteria set out in the Notice.

What is the effect of Broker non-votes?
Under the rules that govern brokers, your broker or other nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon at the Annual Meeting. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. As a result, we encourage you to communicate your voting decisions to your broker before the date of the Annual Meeting to ensure that your vote will be counted. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What constitutes a quorum?
Our Bylaws require that a quorum – that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting – be present, in person or by proxy, before any business may be transacted at the Annual Meeting (other than adjourning the Annual Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

How do I vote by proxy before the meeting?
Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.

•	By Internet at www.envisionreports.com/BOFI;

•	By telephone from the USA, US territories and Canada any time on a touch tone telephone call toll free 800-652-8683; or

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.
Please refer to the proxy card for further instructions on voting via the Internet and by telephone.
Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your broker on how to vote the shares in your account, and your ability to vote by telephone or via the Internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.
May I vote my shares in person at the meeting?
Yes. If you are a stockholder of record, you may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Please note that if you are a beneficial holder and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker that holds your shares.

How do I vote my shares held in the Company’s 401(k) Plan?
If you hold shares in an account under the BofI Holding, Inc. 401(k) Plan (the “Plan”), you will receive notification of the Company’s proxy materials availability, including the voting instruction card. You may direct the Plan trustee on how to vote your Plan shares by following the instructions included on the proxy card. Please note that, in order to permit the Plan trustee to tally and vote all the eligible Plan shares, your direction must be completed timely pursuant to the instructions in the proxy card. If you do not provide timely voting direction, the Plan trustee shall vote your Plan shares in the same proportion as the shares for which the Plan trustee received timely voting direction. The proportional voting policy is detailed under the terms of the Plan documents.
How can I revoke my proxy?
If you are a stockholder of record and have sent in your proxy, you may change your vote by revoking your proxy by means of any one of the following actions which, to be effective, must be taken before your proxy is voted at the Annual Meeting:

•
Sending a written notice to revoke your proxy to BofI Holding, Inc., 4350 La Jolla Village Drive, Suite 140, San Diego, California 92122, Attention: Corporate Secretary. To be effective, the Company must receive the notice of revocation before the Annual Meeting commences.

•
Transmitting a proxy by mail at a later date than your prior proxy. To be effective, the Company must receive the later dated proxy before the Annual Meeting commences. If you fail to date or to sign that later proxy, however, it will not be treated as a revocation of an earlier dated proxy.

•	Attending the Annual Meeting and voting in person or by proxy in a manner different than the instructions contained in your earlier proxy.
If you are a beneficial holder you may submit new voting instructions by contacting your broker. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the broker giving you the right to vote the shares.

How many votes do I have?
Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests that you submit your proxy so that your shares will count toward a quorum and be voted at the Annual Meeting.
How will the Board vote my proxy?
A properly executed proxy received by us prior to the Annual Meeting, and not revoked, will be voted as directed by the stockholder on that proxy. If a stockholder provides no specific direction, the shares will be voted as follows:

•	FOR the election of the directors nominated by the Board – Item 1;

•	FOR the approval, in a non-binding and advisory vote, of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement – Item 2;

•	FOR the recommendation, in a non-binding and advisory vote, that future non-binding and advisory stockholder vote on executive compensation should occur every THREE YEARS – Item 3;

•	FOR the ratification of the selection of BDO USA, LLP as the Company’s independent public accounting firm for fiscal year 2018 – Item 4.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?
Proxies marked as abstentions, withheld votes and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. If a broker indicates on its proxy that it does not have discretionary voting authority to vote shares for which it is the holder of record at the Annual Meeting, such shares cannot be voted by the broker (a “broker non-vote”), although they will be counted in determining whether a quorum is present. Brokers or other nominees who hold shares in “street name” for the beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or other “non-routine” proposals without specific instructions from the beneficial owner. Only the ratification of our auditors is considered to be a “routine” proposal for the purposes of brokers exercising their voting discretion.
Election of Directors. Assuming a quorum of the stockholders is present in person or by proxy at the Annual Meeting, a plurality of the votes cast is required for the election of directors. As a result, the two nominees who receive the highest number of votes cast will be elected as Class I directors. Abstentions and broker non-votes will have no effect on the results of the election of directors.
Non-Binding and Advisory Votes. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on these items will be required for the non-binding and advisory approval of the compensation of the Company’s Named Executive Officers and for the non-binding and advisory recommendation as to whether future non-binding and advisory stockholder vote on executive compensation should occur every year, every two years, or every three years. Abstentions will have the same effect as a vote against these proposals. Broker non-votes will have no effect on the results of these proposals.
Vote for the Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for the ratification of the selection of BDO USA, LLP. Abstentions will have the same effect as a vote against these proposals. Broker non-votes will have no effect on the results of these proposals.
Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted. Because abstentions represent shares entitled to vote on any matter presented for stockholder approval, the effect of an abstention will be the same as a vote against a proposal. Broker non-votes will have no effect on the results of such a proposal.
Can I exercise rights of appraisal or other dissenters’ rights?
No. Under Delaware law, holders of our voting stock are not entitled to demand appraisal of their shares or exercise similar rights of dissenters as a result of the approval of any of the proposals to be presented at the annual meeting.

ITEM 1. ELECTION OF DIRECTORS
Board Nominees – 2017
The Company’s Board is divided into three classes designated as Class I, Class II and Class III (see Corporate Governance, Board of Directors Composition and Independence). There are currently two Class I directors whose term expires at the 2017 Annual Meeting. The Board of Directors has nominated the two Class I directors named below for election to the Board to hold office for a three-year term expiring at the 2020 Annual Meeting or until a successor is elected and qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy intend to vote the proxies received by them for the election of these nominees. If, prior to the Annual Meeting, any nominee of the Board of Directors becomes unable to serve as a director, the proxy holders will vote the proxies received by them for the election of a substitute nominee selected by the Board of Directors.
Vote Required and Recommendation of the Board of Directors
If a quorum is present and voting, the two Class I nominees receiving the highest number of votes will be elected to the Board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO CLASS I NOMINEES NAMED BELOW.

Class I Director Nominees for Term Ending at the 2020 Annual Meeting of Stockholders
John Gary Burke. Mr. Burke, age 72, has served as member of the Board of Directors since October 2005 and is member of the Compensation Committee of the Board of Directors of the Company and Chairman of the Independent Credit Review Committee of the Board of Directors of the Bank.
Mr. Burke brings extensive leadership and business management skills as President and sole stockholder of Truck World, Inc., a wholesale and retail petroleum marketing company, based in the Youngstown, Ohio area. Truck World, Inc. is a retail jobber for Shell Oil and Marathon Ashland Petroleum. Since founding the company in 1972, Mr. Burke has built, developed, opened and operated convenience stores and truck stops. Additionally, in 1980, Mr. Burke acquired and operated four pipeline terminals on the Buckeye Pipeline System and became involved with various aspects of distribution, including scheduling, trading and hedging. Mr. Burke served as a director of the Ohio Petroleum Marketing Association for nine years during this time. Mr. Burke is also President and sole stockholder of J. Gary Burke Corporation, a real estate holding company that owns and manages properties in various states. Most recently, J. Gary Burke Corporation processed the entitlements and developed the site improvements for a 40-acre industrial park in Otay Mesa, California. Before serving in the United States Navy as a Naval Aviator from 1968 to 1971, Mr. Burke earned his BSME degree from the University of Miami, Florida.
Nicholas A. Mosich. Mr. Mosich, age 62, has served as member of the Board of Directors since May 2009 and as Vice Chairman of the Board of Directors since October 2010. Mr. Mosich is member of the Audit Committee of the Board of Directors of the Company and the Bank, and is member the Credit Committee, the Operations and Technology Committee, and the Asset and Liability Committee (“ALCO Committee”) of the Board of Directors of the Bank; commencing February 2017, Mr. Mosich serves as Chairman of the ALCO Committee.
Mr. Mosich brings to the Board extensive knowledge of the real estate development and investment banking industries acquired through his career as a Managing Member of Ion Capital Partners, LLC/Arroyo Vista Partners, LLC, both discretionary investment funds that acquire land for residential development projects in California. Mr. Mosich also bring 27 years of capital markets and business management experience, most recently as an Executive Vice President and Board Member of the The Seidler Companies Incorporated, a NYSE member firm (“Seidler”). While at Seidler, Mr. Mosich was responsible for overseeing its Private Client Service operations and Investment Banking Operations. He was a Managing Director of Seidler’s Community Bank Group, active in mergers and acquisitions, raising public and private capital for emerging growth banks including an active role as a co-manager of the BOFI initial public offering. In January of 2001, he merged his predecessor firm, Hagerty Stewart & Associates, Inc., into Seidler. Previously, Mr. Mosich was a partner at McGoodwin James & Company, a venture capital firm headquartered in Costa Mesa. At McGoodwin, he was active in funding later stage venture companies and making private investments in public companies. Mr. Mosich completed his undergraduate degree (cum laude) at the University of Michigan and received a Masters of Business Administration degree from Stanford University.

Continuing Class II Directors with Terms Ending at the 2018 Annual Meeting of Stockholders
Gregory Garrabrants. Mr. Garrabrants, age 45, has served as President and Chief Executive Officer since October 2007 and as member of the Board of Directors since March 2008. Mr. Garrabrants is member of the Credit Committee and the ALCO Committee of the Board of Directors of the Bank.

Mr. Garrabrants brings to the Board more than 20 years of experience in financial services, including service as our Chief Executive Officer since 2007. Mr. Garrabrants also possesses particular strengths with respect to leadership and management skills. Prior to joining BofI Federal Bank, Mr. Garrabrants was a senior vice president and the head of corporate business development at the nation’s seventh largest thrift focusing on entry into new business segments, mergers and acquisitions, joint ventures and strategic alliances. Before his senior executive roles at banking institutions, Mr. Garrabrants served the financial services industry as an investment banker, management consultant and attorney for over 15 years. He was an investment banker at Goldman Sachs specializing in advising management and directors on issues such as strategic planning, capital and liquidity management, balance sheet management, asset/liability management, and enhancement of shareholder value. Prior to Goldman Sachs, Mr. Garrabrants served as a management consultant at McKinsey & Company. At McKinsey, Mr. Garrabrants led teams that worked with senior management of money center banks, non-bank financial services companies, insurance companies and asset managers on strategy development, sales force effectiveness, risk management, organizational design and corporate restructuring. Prior to McKinsey, Mr. Garrabrants worked as a summer associate at Skadden, Arps, Slate, Meagher & Flom, Munger, Tolles & Olson, and Morrison & Foerster focusing on corporate and securities law and clerked for the Honorable Steven V. Wilson of the United States District Court for the Central District of California. Prior to graduate school, he began his career at Deloitte Consulting in the financial advisory services and litigation support practices. Mr. Garrabrants earned his Juris Doctorate, magna cum laude, from the Northwestern University School of Law and his Masters of Business Administration, with the highest distinctions, from the Kellogg Graduate School of Management at Northwestern University. He has a Bachelor of Science degree in Industrial and Systems Engineering and a minor in Economics from the University of Southern California where he graduated with high honors. He is a Chartered Financial Analyst and member of the California Bar.
Paul J. Grinberg. Mr. Grinberg, age 56, has served as member of the Board of Directors since April 2004 and as Chairman of the Board of Directors since February 2017. Mr. Grinberg serves as Chairman of the Compensation Committee of the Board of Directors of the Company and commencing February 2017, serves as Chairman of the Nominating Committee of the Board of the Directors of the Company. Mr. Grinberg served as Chairman of the Audit Committee of the Board of Directors of the Company and the Bank until February 2017 and continues to serve as member of both committees.
Mr. Grinberg brings extensive accounting and financial reporting expertise as Group Executive, International and Corporate Development, and has oversight responsibilities over all international operations and all M&A activities of Encore Capital Group, Inc., (NASDAQ: ECPG), a purchaser of charged-off, unsecured consumer loans, where he has been employed since September 2004. From May 2003 to January 2005, Mr. Grinberg served as the President and CEO of Brio Consulting Group, Inc., a consulting firm he founded that provided financial strategy and analysis to private-equity and venture-backed companies. From 1997 to 2003, he held the CFO position for private and public companies, including Stellcom, Inc. and TeleSpectrum Worldwide Inc. (NASDAQ: TLSP), both located in San Diego. He was also a partner and senior member in the Merger and Acquisition Services Group of Deloitte & Touche in New York. Mr. Grinberg’s strengths are in accounting, SEC reporting, raising capital, financial strategy, providing leadership in investor relations, and mergers and acquisitions activities. Mr. Grinberg has extensive experience with high-growth situations, venture/private equity backed companies and public companies. Mr. Grinberg is a CPA in the state of New York and holds a Bachelor of Science degree in accounting from Yeshiva University and a Masters of Business Administration degree in Finance from Columbia University’s Graduate School of Business.
Uzair Dada. Mr. Dada, age 49, has served as a member of the Board of Directors since January 2015 and serves on the Operations and Technology Committee of the Board of Directors of the Bank.
Mr. Dada brings to the Board a strong business and financial background focused on technology and marketing. He is the Founder and CEO of Iron Horse Interactive (“IHI”), an award-winning marketing technology and services company serving an array of Fortune 500 companies. Under Mr. Dada’s leadership, IHI has introduced a suite of proprietary demand generation solutions and technologies that are widely recognized for their innovation. Mr. Dada led the IHI team to develop atEvent – a first-of-its-kind mobile event solution with full integration – into one of the most widely used marketing automation and CRM platforms. Mr. Dada is a graduate of UC Berkeley and the Kellogg School of Business at Northwestern University.

Continuing Class III Directors with Terms Ending at the 2019 Annual Meeting of Stockholders
James S. Argalas. Mr. Argalas age 46, has served as member of the Board of Directors since August 2011 and as member of the Audit Committee of the Board of Directors of the Company and the Bank; commencing February 2017, he serves as Chairman of both committees. Mr. Argalas also serves as member of the Independent Credit Review Committee of the Board of Directors of the Bank.

Mr. Argalas brings to the Board extensive experience in the financial and investment sectors. He founded Presidio Union, LLC, a company that specializes in providing financial analysis and corporate advisory services to early stage growth companies and their investors, taking an active role in developing ventures that have the potential to create significant stockholder value. Prior to founding Presidio Union, Mr. Argalas was a Principal at Watershed Asset Management and NM Rothschild, where he was responsible for investments in distressed credit, liquidations, real estate, special situations, and debt and equity investments in Asia-Pacific. Prior to joining Watershed, Mr. Argalas was an Associate Principal with McKinsey & Company and an Associate at Goldman Sachs. Mr. Argalas has a Master of Business Administration degree from Kellogg Graduate School of Management (Northwestern University) with majors in Finance, Entrepreneurship and International Business; in addition, Mr. Argalas holds a Bachelor of Science degree in Engineering from the University of Michigan, and a Bachelor of Science degree in Foreign Service from Georgetown University.
James J. Court. Mr. Court, age 55, has served as member of the Board of Directors since April 2011 and serves as Chairman of the Operations and Technology Committee and as member of the Independent Credit Review Committee of the Board of Directors of the Bank. Mr. Court also serves as member of the Compensation Committee of the Board of Directors of the Company since February 2017.
Mr. Court brings to the Board an extensive knowledge of the financial services and information technology industries. Mr. Court’s prior experience, qualifications and attributes include his current position as Chairman and President of First American’s Property & Casualty Insurance Group (‘‘First American’’).  Mr. Court joined First American in 1999 and has previously served in senior management roles including Chief Operating Officer and Chief Information Officer; his responsibilities at First American include overseeing all three Property & Casualty operating units. Prior to joining First American, Mr. Court held information technology and operations positions at MGE UPS Systems and Printronix, Inc. Further, Mr. Court has led successful business and technology transformations in both the financial services and manufacturing sectors. Mr. Court holds a Master of Business Administration degree from the Graziadio School of Business and Management at Pepperdine University, a Bachelor of Science degree in Information Systems from the University of Redlands, and an Associate degree in Electronic Engineering Technology.
Edward J. Ratinoff. Mr. Ratinoff, age 52, has served as a member of the Board of Directors since April 2010 and serves as Chairman of the Credit Committee of the Board of Directors of the Bank and as a member of the Nominating Committee of the Board of Directors of the Company.
Mr. Ratinoff brings to the Board extensive experience in the real estate investment and real estate development industries. Mr. Ratinoff served as Managing Director and Head of Acquisitions for Phoenix Realty Group, an institutional real estate investment firm focused on opportunistic multifamily investments. Mr. Ratinoff oversaw the investment program for two fund vehicles totaling approximately $400 million in equity, directed acquisition teams in Los Angeles and New York, and was a member of the firm’s investment committee. Prior to joining Phoenix Realty Group, Mr. Ratinoff held the position of Managing Director and west coast head for the J.E. Robert Companies. In this role, Mr. Ratinoff was responsible for all equity and debt transactions throughout the western US for the real estate investment funds sponsored by the firm and was a member of the investment committees for both JER Partners and JER Investors Trust. Mr. Ratinoff was also responsible for directing JER’s multifamily investment strategy in the US, acquiring 2,300 apartment units in Seattle, Atlanta and Detroit. During his tenure, Mr. Ratinoff led the acquisition of approximately $1.0 billion in assets representing multiple real estate sectors and geographies. Prior to joining JER, Mr. Ratinoff served as Principal with Fowler Flanagan Partners, where he either led or participated in the acquisition, financing and renovation of approximately 3,000 apartment units in California, Seattle, Arizona, Texas and Missouri. Mr. Ratinoff also held senior positions focusing on real estate investment banking with McDonald Investments, Chase Securities and BT Alex. Brown, executing public and private capital markets transactions for west coast-based real estate companies. Mr. Ratinoff received a Bachelor of Arts degree in Architecture and City Planning from the University of California, Berkeley, and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Ratinoff has served as a member of the board of directors of MPG Office Trust, Inc. and its successor entity Brookfield DTLA since February 2011.
There are no family relationships among any of the officers or directors.
CORPORATE GOVERNANCE
The Role of the Board of Directors
In accordance with our Bylaws and Delaware law, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board of Directors of the Company also are the members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board of Directors keep informed about our business through discussions with senior management and other officers and managers of the Company and its Bank subsidiary, by reviewing analyses and reports submitted to them by management and outside consultants, and by participating in Board and Board committee meetings.

Board of Directors Composition and Independence
The Board of Directors of the Company is authorized to have up to eight members and eight members are currently serving. In accordance with the terms of our Amended Certificate of Incorporation and Bylaws, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The members of the classes are as follows:

•	The Class I directors are Messrs. Burke and Mosich and their terms will expire at the 2017 Annual Meeting of Stockholders;

•	The Class II directors are Messrs. Dada, Garrabrants and Grinberg and their terms will expire at the 2018 Annual Meeting of Stockholders; and

•	The Class III directors are Messrs. Argalas, Court and Ratinoff and their terms will expire at the 2019 Annual Meeting of Stockholders.
The authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in our control or management. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of a majority of our outstanding stock entitled to vote on election of directors.
The Board has determined that seven members of the Board meet the definition of “independent director” as the term is defined by applicable NASDAQ rules. Mr. Garrabrants is not an independent director because he is our President and Chief Executive Officer. In reaching these conclusions, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors. The Board determined that any relationships that now exist, or that have existed in the past, between the Company and any of the non-management directors have no material effect on their independence.
All of the members of the Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors of the Company are independent directors.
Board of Directors Leadership Structure
On February 15, 2017, Paul J. Grinberg was elected as Chairman of the Board of Directors of the Company and the Bank following the retirement of Theodore C. Allrich effective on the same date. Mr. Allrich advised the Board that his retirement was due to personal reasons and not the result of any dispute or disagreement with the Company.
Currently, Mr. Garrabrants serves as the President and Chief Executive Officer of the Company, while Mr. Grinberg, who is an independent director, serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Garrabrants to focus on the Company’s operations and strategy, while Mr. Grinberg, among his other Board of Directors and committee responsibilities, can provide independent leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for consideration by the Board of Directors without immediately involving the President and Chief Executive Officer or other management.
The Board of Directors Role in Risk Oversight
The Board of Directors, together with the Audit Committee, the Compensation Committee, and the Nominating Committee and as well as four risk committees than include, the Credit, the Independent Credit Review, the Operations and Technology and the ALCO committees, coordinate with each other to provide enterprise-wide oversight of our management and risk management efforts. These committees report regularly to the Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, internal controls, compliance, legal matters, asset liability and liquidity management, among others. Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.

Our Board of Directors is actively involved in oversight and review of the Company’s risk management efforts either directly or through its standing committees. The Company’s management is responsible for assessing and managing risk and communicating risks to the Board. The Enterprise Risk Management (“ERM”) program, led by certain officers of the Company, including Mr. Garrabrants, our President and Chief Executive Officer, with oversight from the Board, identifies and evaluates key business risks within the financial, operational, regulatory and strategic arenas to develop risk monitoring processes and response strategies to transfer, avoid, reduce or accept individual risks as appropriate. The ERM program assists management in determining appropriate risk tolerance levels which balance risk mitigation with opportunities to create stockholder value. ERM program leaders make regular reports to the Board regarding the ERM program’s risk identification, management and mitigation strategy recommendations.
While general oversight responsibility of risks and our ERM program is with the Board of Directors, its standing committees support the Board of Directors by regularly addressing various risks in each committee respective areas of oversight. Specifically, the Audit Committee primarily oversees those risks that may directly or indirectly impact our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements, while the Compensation Committee assists the Board of Directors in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices. Each standing committee provides reports to the Board of Directors at regular meetings concerning the activities of the committee and of the actions taken by the committee since the last Board of Directors regular meeting.
Corporate Governance Principles
Our Board of Directors is committed to having sound corporate governance principles to assist in fulfilling the Board’s oversight duties. These principles are essential to maintaining the Company’s integrity in the marketplace. Our Board of Directors has adopted corporate governance guidelines that include a number of the practices and policies under which our Board operates, together with concepts suggested by various authorities in corporate governance and the requirements under the NASDAQ’s listed company rules and the Sarbanes-Oxley Act. Some of the principal subjects covered by our governance guidelines include:

•
Director Qualifications, which addresses a Board candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

•
Responsibilities of Directors, including acting in the best interests of all stockholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

•
Director Access to Management and, as necessary and appropriate, Independent Advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

•
Regularly Scheduled Executive Sessions of the Board, without Management. Our governance guidelines also provide for the Audit Committee to meet with the Company’s outside auditors separately from management.

Board of Directors Meetings and Attendance
Our Board members are encouraged to prepare for and attend all Board of Director and stockholder meetings and the meetings of the Board committees of which they are members. During the 2017 fiscal year, the Board of Directors of the Company and the Bank held a total of nine meetings, respectively. All of our directors attended more than 75 percent of the total of those meetings. All of our directors attended our Annual Meeting of Stockholders held in October 2016. The Company encourages our directors, but does not require them, to attend our Annual Meeting of Stockholders.
Code of Business Conduct
We have adopted a Statement of Ethical Principles that is intended as the foundation for the Company’s Master Policy on Ethics and Professional Integrity and the Company’s Code of Ethics (collectively, the “Codes”). These Codes are critical to achieving our shared vision of an enterprise committed to business excellence and superior individual performance in a character driven meritocracy. A copy of our Statement of Ethical Principles can be found at the Corporate Governance section of our website at www.bofiholding.com, and will also be made available via written request sent to BofI Holding, Inc., 4350 La Jolla Village Drive, Suite 140, San Diego, California 92122, Attention: Corporate Secretary. A copy of the Code of Ethics will also be made available via written request sent to BofI Holding, Inc., 4350 La Jolla Village Drive, Suite 140, San Diego, California 92122, Attention: Corporate Secretary. We intend to comply with any legally required disclosures of any amendments to the Codes and any waivers of the requirements of the Codes that may be granted to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer.

Other Governance Matters
In addition to the governance initiatives discussed above, our Chief Executive Officer and Chief Financial Officer have certified our Securities and Exchange Commission (“SEC”) filings as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules became applicable to us. We also have adopted charters for our Board committees in compliance with NASDAQ listed company rules.
You can access our Board committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Company’s website at www.bofiholding.com.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors of the Company has three standing committees: Audit, Compensation and Nominating. The members of the Audit Committee of the Board of Directors of the Company also serve as members of the Audit Committee of the Board of Directors of the Bank and together are referred to herein as the “Audit Committee.” A description of the general functions, composition and number of meetings held by each Committee during 2017 fiscal year is set forth below.
Audit Committee. The current members of the Audit Committee are James S. Argalas, Chairman; Paul J. Grinberg, and Nicholas A. Mosich. All of the members of the Audit Committee are independent directors within the meaning of the NASDAQ listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Argalas meets the definitions of “audit committee financial expert” adopted by the SEC and included in NASDAQ’s rules for listed companies. The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter. A copy of our Audit Committee Charter, which complies with applicable NASDAQ rules, is accessible at the Corporate Governance section of our website at www.bofiholding.com. During fiscal year 2017, the Audit Committee of the Board of Directors of the Company held five (5) meetings and the Audit Committee of the Board of Directors of the Bank held ten (10) meetings. The Audit Committee also meets with our outside auditors and members of management, separately.
Compensation Committee. The Compensation Committee is comprised of the following directors, all of whom are independent (as defined in the applicable NASDAQ listed company rules): Paul J. Grinberg, Chairman; John Gary Burke, and James J. Court. The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of the Company’s directors and executive officers. The Compensation Committee reviews and approves the salaries and establishes incentive compensation and other benefit plans. Our Board of Directors has approved a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Corporate Governance section of our website at www.bofiholding.com. The Compensation Committee held four (4) meetings during fiscal 2017.
Nominating Committee. The members of the Nominating Committee during fiscal 2017 were Paul J. Grinberg, Chairman, and Edward J. Ratinoff. The Committee assists the Board in selecting nominees for election to the Board, in assessing the performance of the Board and in monitoring the composition of the Board. Each member of the Nominating Committee meets the “independent director” requirements within the meaning of the NASDAQ listed company rules. The Board has adopted a charter setting forth the responsibilities of the Nominating Committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Corporate Governance section of our website at www.bofiholding.com. During fiscal year 2017, the Nominating Committee of the Board of Directors of the Company held three (3) meetings.
The Director Nominating Process. In identifying new Board candidates, the Nominating Committee seeks recommendations from existing board members and executive officers. The Committee also has the authority to engage an executive search firm and other advisors, as it deems appropriate, to assist it identifying qualified candidates for the Board.

In considering potential new directors and officers, the Committee reviews individuals from various disciplines and backgrounds. Among the qualifications to be considered in the selection of candidates are: broad experience in business, finance or administration; familiarity with national and international business matters; familiarity with the Company’s industry; and prominence and reputation. Since prominence and reputation in a particular profession or field of endeavor are what bring most persons to the attention of the Nominating Committee, there is the further consideration of whether the individual has the time available to devote to the functions and responsibilities of the Board and one or more of its committees.

The Nominating Committee conducts a comprehensive review of the activities and associations of each candidate to ensure that there are no legal impediments, conflict of interests or other considerations that might hinder or prevent service on the Board. In making its selection, the Nominating Committee bears in mind that the foremost responsibility of a director of a Company is to represent the interests of the stockholders as a whole. The Nominating Committee will consider candidates proposed by stockholders upon timely written notice to the Corporate Secretary. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting of stockholders only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary not later than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting.

PRINCIPAL HOLDERS OF COMMON STOCK
The following table discloses information regarding beneficial ownership of the Company’s common stock by the only entities known by us to have owned more than 5% of the 63,655,189 outstanding shares of our common stock on dates indicated in the footnotes below. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding
BlackRock, Inc.[1] 55 East 52nd Street New York, NY 10055	6,748,296	10.60%
Vanguard[2] 100 Vanguard Blvd. Malvern, PA 19355	4,137,727	6.50%
Don R. Hankey[3] c/o Hankey Group 4751 Wilshire Blvd, Suite 110 Los Angeles, CA 90010	3,607,392	5.67%
Ameriprise Financial, Inc.[4] 145 Ameriprise Financial Center Minneapolis, MN 55474	3,242,301	5.09%

[1]	Based on Schedule 13G/A filed with the SEC on January 12, 2017.
[2]	Based on Schedule 13G/A filed with the SEC on February 10, 2017.
[3]	Based on Schedule 13D filed with the SEC on November 14, 2012.
[4]	Based on Schedule 13G filed with the SEC on February 10, 2017.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS
Set forth below is certain information, as of the record date regarding the shares of the Company’s common stock that were owned, beneficially, by (i) each director, (ii) each of the current executive officers of the Company who are named in the Summary Compensation Table (the “Named Executive Officers”), and (iii) all of the current directors and Named Executive Officers as a group. Included in the common stock column below are restricted stock units that vest within 60 days after the record date. The percentage of outstanding shares of our common stock is based upon outstanding shares at the record date. Except as indicated in the footnotes to the table below, each person has sole voting and investment power with respect to the shares he or she beneficially owns. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The address of each director and officer is c/o BofI Holding, Inc., 4350 La Jolla Village Drive, Suite 140, San Diego, California 92122.

Name	Common Stock[1]	Total Beneficial Ownership	Percent of Outstanding Shares
John Gary Burke[2]	1,873,395	1,873,395	2.94%
Gregory Garrabrants[3]	1,174,228	1,174,228	1.84%
Andrew J. Micheletti[4]	499,678	499,678	*
Nicholas A. Mosich[5]	101,326	101,326	*
Paul J. Grinberg[6]	87,274	87,274	*
Eshel Bar-Adon[7]	70,934	70,934	*
James S. Argalas[8]	47,473	47,473	*
James J. Court[9]	37,856	37,856	*
Edward J. Ratinoff[10]	37,140	37,140	*
Brian Swanson[11]	22,865	22,865	*
Thomas Constantine[12]	17,265	17,265	*
Uzair Dada[13]	4,949	4,949	*

All current directors and executive officers as a group (12 persons)	3,974,383	3,974,383	6.24%

*	Less than one percent.
[1]	All fractional shares have been rounded to the closest whole share.
[2]
Mr. Burke is a director and his beneficial ownership includes 327,294 shares directly, 1,426,196 shares in The Burke Revocable Declaration of Trust Dtd Apr 04 1997, 66,572 shares in the Burke Revocable Declaration Of Trust Dtd April 1997, 16,000 shares through each of, Gary Burke Cust Brian M Burke Ugma Ca, Gary Burke Cust Connor J Burke Ugma Ca and J Patrick Burke.

[3]
Mr. Garrabrants is the President, Chief Executive Officer and a director. Mr. Garrabrants’ beneficial ownership includes 170,680 shares held in a Trust, for the benefit of his children and 744 shares held in his 401(k).

[4]	Mr. Micheletti is the Chief Financial Officer. Mr. Micheletti’s beneficial ownership includes 875 shares held in his 401(k).
[5]	Mr. Mosich is a director.
[6]	Mr. Grinberg is a director.
[7]	Mr. Bar-Adon is a Named Executive Officer. Mr. Bar-Adon’s beneficial ownership includes 859 shares held in his 401(k).
[8]	Mr. Argalas is a director.
[9]	Mr. Court is a director. Mr. Court’s beneficial ownership includes 1,200 shares held by his spouse.
[10]	Mr. Ratinoff is a director.
[11]	Mr. Swanson is a Named Executive Officer. Mr. Swanson’s beneficial ownership includes 730 shares held in his 401(k).
[12]	Mr. Constantine is a Named Executive Officer. Mr. Constantine’s beneficial ownership includes 380 shares held in his 401(k).
[13]	Mr. Dada is a director.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The Board of Directors of the Company, acting upon a recommendation from our Compensation Committee, annually determines the compensation of the non-employee directors for their service in the Board and its committees. In establishing non-employee director compensation, the Board and the Compensation Committee are guided by the following goals:

•	Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the non-employee directors for work required for a company of our size and scope;

•	Compensation should align the non-employee directors’ interests with the long-term interests of stockholders; and

•	Compensation should assist with attracting and retaining qualified non-employee directors.
The Company does not pay director compensation to directors who are also our employees. Below are the elements of compensation paid to non-employee directors for their service on our Boards and committees of our Boards:
Cash Compensation
Company non-employee directors receive the following annual cash payments:

Role	Non-employee director	Premium	Total
Chairman[1]	$36,000	$60,000	$96,000
Vice-chairman[2]	36,000	24,000	60,000
Chairman of the Audit Committee[3]	36,000	24,000	60,000
Chairman of the Compensation Committee[4]	36,000	12,000	48,000
Other non-employee directors	36,000	—	36,000

[1]
For the Chairman role, a premium is paid as compensation for additional responsibilities. Mr. Allrich received this premium until his resignation in February 2017. Mr. Grinberg received this premium since his election as Chairman in February 2017.

[2]	For the Vice-chairman role, a premium is paid as compensation for additional responsibilities. Mr. Mosich receives this premium.
[3]
The Chairman of the Audit Committee role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg received this premium until his resignation as Audit Committee Chairman in February 2017. Mr. Argalas received this premium since his election as Chairman of the Audit Committee in February 2017.

[4]	For the Chairman of the Compensation Committee role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
During fiscal 2017, the Company did not provide perquisites to any non-employee director in an amount that is reportable under applicable SEC rules and regulations. All non-employee directors are entitled to reimbursement for parking, travel and accommodation expenses incurred in connection with attendance at Board and Board committee meetings.
Equity Compensation
Each non-employee director is eligible for an annual grant of restricted stock units issued from our 2014 Stock Incentive Plan, as recommended by our Compensation Committee. The amounts of the annual non-employee director awards are discretionary from year-to-year. The restricted stock units that the Company awards to our non-employee directors vests over three years, one-third each anniversary of the date of grant.

Company non-employee directors receive each year the following grant of restricted stock units:

	Grants of Restricted Stock Units
Role	Non-employee director	Premium	Amount
Chairman[1]	8,000	14,000	22,000
Vice-chairman[2]	8,000	2,200	10,200
Chairman of the Audit Committee[3]	8,000	2,200	10,200
Chairman of the Compensation Committee[4]	8,000	800	8,800
Other non-employee directors	8,000	—	8,000

[1]
For the Chairman role, a premium is paid as compensation for additional responsibilities. Mr. Allrich received this premium until his resignation in February 2017. Mr. Grinberg received this premium since his election as Chairman in February 2017.

[2]	For the Vice-chairman role, a premium is paid as compensation for additional responsibilities. Mr. Mosich receives this premium.
[3]
The Chairman of the Audit Committee role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg received this premium until his resignation as Audit Committee Chairman in February 2017. Mr. Argalas received this premium since his election as Chairman of the Audit Committee in February 2017.

[4]	For the Chairman of the Compensation Committee role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.

As of August 17, 2017, the Board of Directors of the Company had granted 75,200 restricted stock units to the non-employee directors. The grant of the fiscal year 2018 restricted stock units as equity compensation has a value of $26.78 per unit consistent with the grant date’s closing price and vest over three years, one-third on each anniversary date of the grant.
Deferred Compensation
Non-employee directors are also eligible to participate in the Company’s Deferred Compensation Plan, which allows eligible non-employee directors to defer their fees and retainers payable for their service on the Board and Board committees.
In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid to non-employee directors during fiscal 2017:
Non-employee Director Compensation in Fiscal 2017

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Theodore C. Allrich[3]	$64,000	$481,800	$—	$—	$—	$—	$545,800
James S. Argalas[4]	44,000	175,200	—	—	—	—	219,200
John Gary Burke	36,000	175,200	—	—	—	—	211,200
James J. Court	36,000	175,200	—	—	—	—	211,200
Uzair Dada	36,000	175,200	—	—	—	—	211,200
Paul J. Grinberg[5]	84,000	240,900	—	—	—	—	324,900
Nicholas A. Mosich	60,000	223,380	—	—	—	—	283,380
Edward J. Ratinoff	36,000	175,200	—	—	—	—	211,200

[1]	The amounts in this column represent the annual cash fees paid to our non-employee directors for service during fiscal 2017.
[2]
The stock awards included for each non-employee director above consists of Restricted Stock Units. The value for each of these awards is its grant date fair value calculated by multiplying the number of units subject to the award by the NASDAQ closing price per share on the date such award was granted. The table below shows the award number of units, the grant date, the per-unit fair value, and the total grant date fair value for the stock awards shown.

[3]	Mr. Allrich resigned from the Board of Directors in February 2017.
[4]	Mr. Argalas was elected Chairman of the Audit Committee in February 2017.
[5]	Mr. Grinberg was elected Chairman of the Board of Directors in February 2017 and resigned as Chairman of the Audit Committee in February 2017.

Grants of Plan-Based Awards in 2017
The table below shows all plan-based awards that the Company made to non-employee directors during fiscal 2017:

Name	Fiscal Year	Grant Date	Non-equity Incentive Plan	Restricted Stock Units (“RSUs”)	Option Awards: Number of Shares Underlying Option	Base Price of RSUs (per Unit)	Grant Date Fair Value of RSUs
Theodore C. Allrich[1]	2017	9/8/2016	$—	22,000	—	$21.90	$481,800
James S. Argalas	2017	9/8/2016	—	8,000	—	21.90	175,200
John Gary Burke	2017	9/8/2016	—	8,000	—	21.90	175,200
James J. Court	2017	9/8/2016	—	8,000	—	21.90	175,200
Uzair Dada	2017	9/8/2016	—	8,000	—	21.90	175,200
Paul J. Grinberg	2017	9/8/2016	—	11,000	—	21.90	240,900
Nicholas A. Mosich	2017	9/8/2016	—	10,200	—	21.90	223,380
Edward J. Ratinoff	2017	9/8/2016	—	8,000	—	21.90	175,200

[1]	Mr. Allrich resigned from the Board of Directors in February 2017.

Outstanding Equity Awards at the end of Fiscal 2017
This table shows the equity awards that have been previously awarded to each of the non-employee directors and which remained outstanding as of June 30, 2017, all of which consist of restricted stock units:

Name	Restricted Stock Unit Awards
	Number of Restricted Stock Units That Have Not Vested	Date of Grant[1]	Market Value of Restricted Stock Units That Have Not Vested[2]
James S. Argalas	2,668	08/06/2014	$63,285
	5,334	08/26/2015	126,522
	8,000	09/08/2016	189,760
John Gary Burke	2,668	08/06/2014	63,285
	5,334	08/26/2015	126,522
	8,000	09/08/2016	189,760
James J. Court	2,668	08/06/2014	63,285
	5,334	08/26/2015	126,522
	8,000	09/08/2016	189,760
Uzair Dada	1,055	01/22/2015	25,025
	5,334	08/26/2015	126,522
	8,000	09/08/2016	189,760
Paul J. Grinberg	3,668	08/06/2014	87,005
	7,334	08/26/2015	173,962
	11,000	09/08/2016	260,920
Nicholas A. Mosich	3,400	08/06/2014	80,648
	6,800	08/26/2015	161,296
	10,200	09/08/2016	241,944
Edward J. Ratinoff	2,668	08/06/2014	63,285
	5,334	08/26/2015	126,522
	8,000	09/08/2016	189,760

1
Grants from 2014 and 2015 vest in one-third increments on each of the first three anniversaries of the date of grant. Grants from 2016 vest in one-third increments on each of the first three anniversaries of the filing of the fiscal 2016 Annual Report on Form 10-K on August 24th.

2	The values contained in this column were calculated by multiplying the number of shares by $23.72, which was the closing price of the Company’s common stock reported on the NASDAQ on June 30, 2017.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Introduction: Overview and Process

The following table sets forth certain information regarding our executive officers and certain key officers as of September 13, 2017:

Name	Age	Position
Gregory Garrabrants	45	President and Chief Executive Officer
Andrew J. Micheletti	60	Executive Vice President, Chief Financial Officer
Eshel Bar-Adon	62	Executive Vice President, Specialty Finance and Chief Legal Officer
Brian Swanson	37	Executive Vice President, Chief Lending Officer
Thomas Constantine	55	Executive Vice President, Chief Credit Officer
Mr. Garrabrants has served as the President and Chief Executive Officer of BofI Holding, Inc. and BofI Federal Bank since October 2007. Mr. Garrabrants’ background and experience prior to joining the Company are discussed above under Item 1. Election of Directors.
Mr. Micheletti has served as the Executive Vice President and Chief Financial Officer of BofI Holding, Inc. and BofI Federal Bank since April 2001. Prior to joining the Bank, Mr. Micheletti was Vice President – Finance for TeleSpectrum Worldwide Inc., an international provider of outsourced telephone and Internet services and a Managing Director, Chief Financial Officer of LPL Financial, an independent contractor securities broker-dealer.
Mr. Bar-Adon has served as the Executive Vice President, Specialty Finance and Chief Legal Officer of BofI Holding, Inc. and BofI Federal Bank since January 2011. Prior to joining the Bank, Mr. Bar-Adon served as Executive Vice President and Chief Legal Officer of another leading specialty finance firm, Seneca One Finance, Inc. During his tenure, he served as Acting President and was a member of the company’s Executive Committee.
Mr. Swanson has served as the Executive Vice President, Chief Lending Officer of BofI Federal Bank since August 2013. Prior to joining the Bank in February 2010, Mr. Swanson was a Vice President with Bank of America, piloting its dedicated purchase Call Center in Orange County, California. Mr. Swanson began his career as a Retail Loan Officer with e-Loan.
Mr. Constantine joined BofI Federal Bank in August 2010, as Chief Credit Officer. Previously, Mr. Constantine has served as a senior examiner with the Office of Thrift Supervision (OTS), as a commercial real estate loan officer for George Elkins Mortgage Banking Company and as an executive officer at First Bank of Beverly Hills, where he assumed positions of increasing responsibility, including Portfolio Manager, Chief Lending Officer, and finally Chief Credit Officer.
Compensation Programs
The Company’s compensation programs have been designed with the following objectives in mind:

•
Total compensation amounts should be sufficiently competitive with industry peer companies to enable the Company to attract and retain top executive talent, while also being consistent with the Company’s objective of maintaining a competitive and efficient cost structure;

•
A substantial portion of each executive’s pay should be performance-based compensation that is variable based on the Company’s annual and long-term operating performance and long-term stockholder returns, and should be aligned with the Company’s business strategy; and

•	Compensation should be commensurate with the role, scope, and complexity of each executive’s position relative to other executives and employees.
The Company’s compensation programs reflect its position as a growing company in the highly competitive, dynamic and consolidating financial services industry. The Company uses a variety of elements to support the objective of making compensation sufficiently competitive to attract and retain top talent, provide incentives and rewards to executives, and ensure that management’s interests are aligned with stockholder interests. The executive officers of the Company are compensated through the Bank with expense allocations to the Company aligned with each officer’s responsibilities.

Setting Compensation Levels
The Company provides for a base salary that is determined according to competitive pay practices, level of responsibility, prior experience and breadth of knowledge. The Company uses its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels.

The following table summarizes the primary elements of the Company’s direct compensation arrangements and how such elements support the Company’s other compensation objectives in the short and long terms:
Elements of Direct Compensation

Element	Character	How Objectives Are Met
Base Salary	Short Term	Helps ensure that compensation is commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees.
Annual Non-Equity Incentive Plan Compensation (Cash & Deferred Bonus)	Short Term	Varies based on the Company attaining annual performance measures that are aligned with the business strategy and stockholders’ interests.
Restricted Stock Units	Long Term	Varies based on long-term total stockholder return and promotes stockholders’ interests.
Long-Term Equity Incentive Compensation
The Company designed its 2004 Stock Incentive Plan (the “2004 Plan”) and 2014 Stock Incentive Plan (the “2014 Plan”) with a focus on aligning Named Executive Officer incentives with long-term stockholder value. Restricted stock awards are used by the Company to create a long-term incentive program. As of October 2014, the 2004 Plan expired and all stock awards are made under the 2014 Plan.
Restricted Stock
The restricted stock unit awards granted under the 2004 Plan and 2014 Plan generally vest over three years, one-third on each one-year anniversary of the award. Mr. Garrabrants’ awards currently vest over four years, one-fourth at the end of each fiscal year.

Deferred Compensation Plan
The Company also sponsors an unsecured non-qualified plan known as the Deferred Compensation Plan, which allows Named Executive Officers and certain other highly compensated employees to defer all or a portion of their base salary, bonus, and other compensation after it vests. Balances in the plan receive earnings accrual credits. All credits to the Deferred Compensation Plan represent a Named Executive Officer’s compensation previously earned and deferred; the Company does not provide any matching or similar credits. The plan was designed to allow Named Executive Officers to defer a portion of their current income in reference to tax planning, and to assist the Company in attracting and retaining top executives by providing retirement benefits that are competitive within the Company’s peer group.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis of compensation arrangements of our Named Executive Officers for fiscal 2017, should be read together with the compensation tables and related disclosures set forth below. The discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The Compensation Committee of the Board of Directors of the Company is responsible for assisting the Board of Directors in determining and maintaining the Company’s compensation programs consistent with the objectives set forth below. The Compensation Committee makes recommendations to the Board of Directors of the Company to establish all the forms of compensation, including the base salary, bonus, and both the value of the equity award and the mix of equity vehicles for the Company’s Chief Executive Officer and Chief Financial Officer.

The Company provides each Named Executive Officer with a base salary that is commensurate with the role, scope, and complexity of his position relative to other executives and employees. The base salary of the Chief Executive Officer and Chief Financial Officer are subject to Compensation Committee approval. In establishing salaries for the Chief Executive Officer and the Chief Financial Officer, the Compensation Committee reviews (i) the historical performance of those officers and other executives; and (ii) available information regarding prevailing salaries and compensation programs at banks and other financial services organizations which are comparable, in terms of asset-size, capitalization and performance to the Bank. Another factor, which is considered in establishing salaries of Chief Executive Officer and Chief Financial Officer, is the cost of living in Southern California, which generally is higher than in other parts of the country. The Compensation Committee also considered the stockholder advisory vote on executive compensation for fiscal year 2014, which was approved by approximately 87% of the votes cast.

The following provides the factors used by the Compensation Committee to arrive at the compensation level for the Named Executive Officers during the fiscal year ending June 30, 2017:
Chief Executive Officer
On June 30, 2017, the Compensation Committee of the Company revised the compensation structure for the Chief Executive Officer for fiscal year June 30, 2018 through June 30, 2022. For the fiscal year ended June 30, 2017 the salary, incentive cash bonus and restricted stock awards are covered under the prior agreement established in 2011 as described in detail below.
Base Salary – In 2011, the Compensation Committee established the Chief Executive Officer’s base salary at $375,000 for fiscal 2012 through fiscal 2015, with an automatic annual renewal unless prior notice of non-renewal is provided, based primarily upon his successful performance history with the Company, the strength and diversity of his skill sets and responsibilities, and upon comparison to peers. At the time the Chief Executive Officer’s compensation plan was established for fiscal 2012 through 2015, under the management of the Chief Executive Officer, the Company had achieved a one-year 24.9% total shareholder return and a three-year 131.9% total shareholder return. At the time the Chief Executive Officer’s compensation plan was established for fiscal 2012 through 2015, the average cash salary and bonus for the selected bank peer group Chief Executive Officers was $695,000 and a combined one-year 28.1% total shareholder return and a combined three-year -7.4% total shareholder return. Subsequent to the establishment of the Chief Executive Officer’s compensation plan, under the management of the Chief Executive Officer, the Company has achieved a three-year 29.1% total shareholder return, a four-year 107.2% total shareholder return and a five-year 380.2% total shareholder return as of fiscal 2017. The Company has also achieved six consecutive years of increased diluted earnings per share averaging 29.0% per year. Net income and diluted earnings per share increased by 13.0% and 11.9%, respectively, in fiscal 2017 compared to fiscal 2016 and return on average common equity decreased to 17.8% in fiscal 2017, down from 19.4% in fiscal 2016. Our Chief Executive Officer’s salary compensation for fiscal 2017 was significantly below the average salary for the same bank peer group, but average total cash compensation was within 10% of peers when considering the incentive cash bonus achieved in fiscal 2017. The bank peer group used to benchmark our Chief Executive Officer’s cash and stock compensation was composed of similar sized banks ranging in asset size in 2011 from $1.6 to $2.5 billion, trading on the same NASDAQ market under the symbols BNCN, TBBK, DNBK, EGBN, FMCB, FCAL, IBCA, EBSB, NBBC and OCFC.
Incentive Cash Bonus Plan – The short-term incentive cash bonus plan was designed to provide a risk-balanced approach to bonus compensation for fiscal 2017. Our plan allowed the Chief Executive Officer to earn a maximum of 105% of his base salary for performance across five risk-balanced metrics and the targeted incentive cash bonus was 75% of base salary based upon the bank peer group discussed above. The five metrics were designed to encourage growth while discouraging excessive risk. To create a balanced reward, the incentive cash bonus plan required the Chief Executive Officer to (i) accomplish specific business and personal goals (range 0% to 25%), (ii) maintain the Bank’s history of good regulatory relations (range 0% to 20%), (iii) increase average assets (range 0% to 20%), (iv) increase non-GAAP securities adjusted earnings per share (range 0% to 20%) and (v) provide a competitive return on average assets (range 0% to 20%).

At the end of fiscal 2017, the Compensation Committee reviewed the Chief Executive Officer’s performance and made the following assessments under each of the five metrics. The Chief Executive Officer (i) accomplished his agreed upon goals, (ii) has maintained a good relationships with regulatory agencies, (iii) accomplished a 10.7% increase in the Company’s average assets out of an expected 9% to 28% range for a bonus, (iv) accomplished an 11.0% increase in the Company’s non-GAAP securities adjusted earnings per share out of an expected 7.5% to 30.0% range for a bonus, and (v) accomplished a 1.61% return on average assets for the Company out an expected range of 0.60% to 2.40% for a bonus. A bonus equal to 67.5% of his base salary was determined to be appropriate in conformance with his employment contract. Our assessment of each metric and the relative weighting was as follows: (i) Agreed Goals (25%), (ii) Regulatory Relations (20%), (iii) Asset Growth (5%), (iv) Non-GAAP securities adjusted earnings Per Share (5%), and (v) Annual Return on Assets (12.5%). The total cash salary and bonus awarded was in line with peer compensation despite the significant out-performance of the Company in comparison with peer group performance. The bonus was paid in August 2017 upon the issuance of the fiscal 2017 audited financial statements with an unqualified audit opinion.
Annual Restricted Stock Unit Award – The annual restricted stock unit award is a long-term incentive also designed to provide a risk-balanced approach to compensation. The restricted stock units granted to the Chief Executive Officer for fiscal 2017 vest over four years, one-fourth each year, encouraging actions which improve the long-term growth in the Company’s common stock price and discouraging excessive risk taking. The fiscal 2017 award has a base of 160,000 shares which can be reduced to zero shares or increased by a factor of three depending upon the combination of annual asset growth (top level equal to 30%) and annual return on common stockholders’ equity (top level equal to 25%). When compared to the stock compensation for the same bank peer group, we believe our plan was better linked to financial performance as we found many plans provided awards during unprofitable years. Our plan provides for no stock compensation for a net loss and significantly reduced awards for a return on equity below 15%. If asset growth is below 5% and annual return on common equity is below 5%, the Chief Executive Officer shall receive no award under the plan. For fiscal 2017, the Chief Executive Officer was awarded 160,000 shares of restricted stock in August 2017 based upon the Bank’s asset growth percent of 10.7% and the Company’s annual return on common stockholders’ equity of 17.8%.
The Chief Executive Officer’s compensation plan reflects the Compensation Committee’s judgment of the value of the Chief Executive Officer’s capabilities, diversity of skill sets, quality of education and work experience, and history of success. The Chief Executive Officer’s compensation plan has a significantly lower level of fixed compensation than comparable peers and highly variable cash and restricted stock compensation components that are payable only upon the strong overall performance of the Company in the fiscal year. Other Named Executive Officers’ compensation plans, other than the Chief Financial Officer, are tied more closely to their individual areas of responsibility rather than the success of the company as a whole.
Potential Payments Upon Termination or Change in Control – A change in control may be in the best interest of our common stockholders. We believe it is appropriate to align the compensation of the Chief Executive Officer and the Chief Financial Officer with the benefits of our stockholders. Since their long-term stock compensation is designed to be significant and such compensation vests in future years, we provide them with accelerated vesting of restricted stock units and cash compensation in certain situations where we believe a change in control of the Company and (or) terminating them is in the best interest of the common stockholders. Generally, such compensation is not significant to the Chief Executive Officer or the Chief Financial Officer if such termination is the result of material failures in the performance of their duties as generally described in their employment contracts.
Second Amended and Restated Employment Agreement (“Agreement”) – The Agreement, effective as of June 30, 2017, amends and restates the Amended and Restated Employment Agreement, dated May 26, 2011, between the Company and the Chief Executive Officer. The Compensation Committee engaged outside experts in development of the Agreement for the Chief Executive Officer. A bank peer group was used to benchmark our Chief Executive Officer’s cash and stock compensation. The bank peer group was composed of similar sized banks ranging in asset size as of December 31, 2016 from $4.9 to $18.9 billion, trading on either the NASDAQ market or the New York Stock Exchange under the symbols BANC, BOH, CVBF, EGBN, FCB, FFIN, HOMB, OPB, OZRK, TRST, UCBI, WAFD, and WAL.
Under the terms of the Agreement (i) the Chief Executive Officer will continue to be employed for a term ending on June 30, 2022, subject to one-year renewals thereafter, and (ii) on and after July 1, 2017, and will receive an annual base salary of $700,000.
The Agreement changes the Chief Executive Officer’s compensation and bonus structure by generally 1) tying his annual restricted stock unit award to the size of the Company’s common stock market capitalization adjusted positively (or negatively) by the annual increase (or decrease) in the Company’s common stock price and dividend return above (or below) the ABAQ common stock index, and 2) modifying the cash bonus for annual financial performance to be positively (or negatively) adjusted by the amount equal to two percent (2%) of net income above 15% of average book value for the year, as well as other modified individual performance factors and 3) increasing his base salary from $375,000 to $700,000 per year.

The Agreement contains the following provisions: (1) An Annual Cash Incentive Award equal to the excess, if any, of (a) the sum of (i) the Adjusted Target Bonus and (ii) the Financial Performance Bonus, minus (b) the amount of any Accumulated Amount; provided that if the Annual Cash Incentive Award is less than zero (0), then no Annual Cash Incentive Award will be earned or paid. The Annual Cash Incentive Award will be individually measured at the end of each fiscal year with a beginning target amount of 150% of the Chief Executive Officer’s base salary. (2) A performance-based Annual Restricted Stock Unit Award equal to between $2,500,000 and $4,000,000 plus (or minus) the Shareholder Return Equity Value and any Equity Accumulated Amount divided by average daily stock price (adjusted for splits, etc.) for Company’s shares in the final month of the prior fiscal year.

Chief Financial Officer
Base Salary and Cash Bonus – The Compensation Committee established the Chief Financial Officer’s base salary at $235,000 and a target cash bonus of 30% of base salary for fiscal 2017. There were no predetermined or mathematical weightings for the base salary or cash bonus of the Chief Financial Officer; rather, the Compensation Committee and Chief Executive Officer considered the overall performance of the Chief Financial Officer, including consideration of unplanned events and issues emerging during the fiscal year. Based on their evaluation, the Compensation Committee and Chief Executive Officer used their judgment in making compensation determinations for the Chief Financial Officer and determined the cash bonus to be $250,000 based on overall performance of the Company and Chief Financial Officer in fiscal 2017.
Annual Restricted Stock Unit Award – The annual restricted stock unit award is a long-term incentive designed to provide a risk-balanced approach to compensation. The restricted stock units granted to the Chief Financial Officer for fiscal 2017 vest over three years encouraging actions which improve the long-term growth in the Company’s common stock price and discouraging excessive short-term risk. The fiscal 2017 award has a maximum of 60,000 shares and a minimum of zero shares depending upon the Company’s annual return on common stockholders’ equity. The stock compensation level was selected based upon comparison to stock compensation paid to other chief financial officers for banks and financial service companies in the local region. The Chief Financial Officer’s award is based upon a range of annual return on common equity between 7% and 25%. For fiscal 2017, the Chief Financial Officer was awarded 45,000 shares of restricted stock in August 2017 based upon an annual return on common stockholders’ equity of 17.8%.
Other Named Executive Officers
With regard to the compensation paid to each Named Executive Officer other than the Chief Executive Officer and Chief Financial Officer, the Chief Executive Officer is authorized to evaluate and review the performance of each Named Executive Officer (other than himself and the Chief Financial Officer) and establish their compensation packages with consideration for regional and industry standards. In determining compensation awarded to the other Named Executive Officers for fiscal 2017, the Compensation Committee and Chief Executive Officer performed a global review of both overall and relative individual Named Executive Officer and corporate performance. There were no predetermined or mathematical weightings; rather, the Compensation Committee and Chief Executive Officer considered the overall performance of each executive, including consideration of unplanned events and issues emerging during the fiscal year. Based on their evaluation, the Compensation Committee and Chief Executive Officer used their judgment in making compensation determinations for each of the other Named Executive Officers. As a general rule, bonuses for the other Named Executive Officers are targeted at 30% cash and stock of their annual compensation. In undertaking that process, the Chief Executive Officer conducts the following steps on an annual basis, however, may adjust individual bonuses based on the performance of the business unit such that the cash and stock bonuses could be significantly above or significantly below the 30% target:

•	evaluate employee performance;

•	review business performance targets and objectives; and

•	set base salary levels, amounts and targets for incentive cash bonus plan.

Summary Compensation Table
The following table shows all compensation paid during fiscal 2017 by the Company to our Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executive Officers.” Annual Compensation includes amounts deferred at the election of the Named Executive Officer.

Name	Year	Salary[1]	Bonus[2]	Stock Awards[3]	All Other Compensation[4]	Total
Gregory Garrabrants	2017	$375,000	$365,625	$6,024,960	$—	$6,765,585
	2016	375,000	365,625	8,468,640	250	9,209,515
	2015	375,000	328,125	5,607,360	—	6,310,485
Andrew J. Micheletti	2017	235,000	200,000	941,400	—	1,376,400
	2016	231,000	150,000	1,338,863	—	1,719,863
	2015	220,000	66,000	876,150	—	1,162,150
Eshel Bar-Adon	2017	265,000	275,000	335,035	250	875,285
	2016	250,000	215,000	140,018	—	605,018
	2015	225,000	140,000	240,184	—	605,184
Brian Swanson	2017	240,000	290,000	390,012	—	920,012
	2016	235,000	260,000	185,063	—	680,063
	2015	205,000	205,000	485,170	—	895,170
Thomas Constantine	2017	245,000	215,000	260,033	250	720,283
	2016	235,000	172,500	115,054	—	522,554
	2015	220,000	137,500	265,093	—	622,593

[1]
Effective July 1, 2017, Mr. Garrabrants’ salary was increased to $700,000 in accordance with his Second Amended and Restated Employment Agreement, dated June 30, 2017. In connection with the Company’s annual review of compensation, base salaries increased effective July 2017, as follows: Mr. Bar-Adon to $275,000, Mr. Swanson to $255,000 and Mr. Constantine to $250,000 and Mr. Micheletti to $245,000.

[2]
In August 2017, bonus payments were made to the Named Executive Officers in relation to performance for the fiscal year 2017 as follows: $145,000 to Mr. Bar-Adon, $150,000 to Mr. Swanson and $115,000 to Mr. Constantine. In August of 2017, bonus payments were made to the Chief Executive Officer and Chief Financial Officer for performance during the fiscal year 2017 as follows: $253,125 to Mr. Garrabrants and $250,000 to Mr. Micheletti.

[3]
The stock awards included for each Named Executive Officer above consists of Restricted Stock Units. The value for each of these awards is its grant date fair value calculated by multiplying the number of units subject to the award by the NASDAQ closing price per share on the date such award was granted. The table below shows the award number of shares, the grant date, the per-share fair value, and the total grant date fair value for the stock awards shown. On July 12, 2017 grants of 7,356 restricted stock units to Mr. Bar-Adon with a total value of $175,000, 8,827 restricted stock units to Mr. Swanson with a total value of $210,000 and 5,885 restricted stock units to Mr. Constantine with a total value of $140,000, which vest in one-third increments on each of the first three anniversaries of the date of grant. The restricted stock units have a value of $23.79 per share, which was the closing price on the grant date of July 12, 2017. On August 24, 2017 the Board of Directors of the Company made a grant of 160,000 restricted stock units to Mr. Garrabrants with a total value of $4,240,000, which vest in one-fourth increments on each of the first four fiscal year-ends following the date of grant. The restricted stock units have a value of $26.50 per share, which was the closing price on the grant date of August 24, 2017. On August 24, 2017 the Board of Directors of the Company made a grant of 45,000 restricted stock units to Mr. Micheletti with a total value of $1,192,500, which vest in one-third increments on each of the first three anniversaries of the date of grant. The restricted stock units have a value of $26.50 per share, which was the closing price on the grant date of August 24, 2017.

[4]	This column represents the amount of all compensation paid to the Named Executive Officers that is not reported in any other column of the table.

Grants of Plan-Based Awards in 2017
The table below shows all plan-based awards that the Company made during fiscal 2017 to the Named Executive Officers:

Name	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units[1]	Closing Price of Stock on Date of Grant	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Gregory Garrabrants	08/24/16	$—	$—	$—	—	—	—	288,000	$20.9200	$6,024,960
Andrew J. Micheletti	08/24/16	—	—	—	—	—	—	45,000	20.9200	941,400
Eshel Bar-Adon	08/10/16	—	—	—	—	—	—	9,276	17.2500	160,011
	01/17/17							6,271	27.9100	175,024
Brian Swanson	08/10/16	—	—	—	—	—	—	11,015	17.2500	190,009
	01/17/17							7,166	27.9100	200,003
Thomas Constantine	08/10/16	—	—	—	—	—	—	6,957	17.2500	120,008
	01/17/17							5,017	27.9100	140,024

[1]
Restricted stock units for Mr. Garrabrants vest in one-fourth increments on each of the first four fiscal year-ends following the date of grant, for all others, vesting is in one-third increments on each of the first three anniversaries of the date of grant.

Outstanding Equity Awards at the end of Fiscal 2017
This table shows the equity awards that have been previously awarded to each of the Named Executive Officers and which remained outstanding as of June 30, 2017, all of which consist of restricted stock units:

	Restricted Stock Unit Awards
Name	Number of Restricted Stock Units That Have Not Vested	Date of Grant[1]	Market Value of Restricted Stock Units That Have Not Vested[2]
Gregory Garrabrants	72,000	08/28/14	$1,707,840
	144,000	08/28/15	3,415,680
	216,000	08/24/16	5,123,520
Andrew J. Micheletti	15,000	08/28/14	355,800
	30,000	08/26/15	711,600
	45,000	08/24/16	1,067,400
Eshel Bar-Adon	1,272	07/11/14	30,172
	1,183	12/23/14	28,061
	1,420	06/01/15	33,682
	4,667	10/30/15	110,701
	9,276	08/10/16	220,027
	6,271	01/17/17	148,748
Brian Swanson	2,728	07/11/14	64,708
	2,702	12/23/14	64,091
	2,484	06/01/15	58,920
	6,168	10/30/15	146,305
	11,015	08/10/16	261,276
	7,166	01/17/17	169,978
Thomas Constantine	1,456	07/11/14	34,536
	1,394	12/23/14	33,066
	1,455	06/01/15	34,513
	3,835	10/30/15	90,966
	6,957	08/10/16	165,020
	5,017	01/17/17	119,003

[1]
Restricted stock units for Mr. Garrabrants vest in one-fourth increments on each of the first four fiscal year-ends following the date of grant, for all others, vesting is in one-third increments on each of the first three anniversaries of the date of grant.

[2]
The values contained in this column were calculated by multiplying the number of shares by $23.72, which was the closing price of the Company’s common stock reported on the NASDAQ on June 30, 2017. Share amounts have been presented to reflect the four-for-one forward split of the Company’s common stock effected in the form of a stock dividend that was distributed on November 17, 2015.

Vested Restricted Stock in Fiscal 2017
This table shows the restricted stock that vested for each Named Executive Officer during fiscal 2017:

	Restricted Stock Unit Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gregory Garrabrants[1]	288,000	$6,831,360
Andrew J. Micheletti[2]	45,004	955,872
Brian Swanson[3]	14,249	301,008
Thomas Constantine[4]	7,445	157,635
Eshel Bar-Adon[5]	7,572	157,650

[1]	Mr. Garrabrants chose to net settle his shares upon vesting, selling back to the Company 159,115 shares of the 288,000 vested shares to cover his income tax withholding.
[2]	Mr. Micheletti chose to net settle his shares upon vesting, selling back to the Company 24,840 shares of the 45,004 vested shares to cover his income tax withholding.
[3]	Mr. Swanson chose to net settle his shares upon vesting, selling back to the Company 5,352 shares of the 14,249 vested shares to cover his income tax withholding.
[4]	Mr. Constantine chose to net settle his shares upon vesting, selling back to the Company 2,795 shares of the 7,445 vested shares to cover his income tax withholding.
[5]	Mr. Bar-Adon chose to net settle his shares upon vesting, selling back to the Company 2,331 shares of the 7,572 vested shares to cover his income tax withholding.

Potential Payments Upon Termination or Change in Control
This section discusses the incremental compensation that would be payable by the Company in the event of a change-in-control of the Company or a termination of employment of certain Named Executive Officers with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable SEC rules the following discussion assumes that the triggering event in question – death, disability, change in control or termination – occurred on June 30, 2017 with respect to calculations based on the Company’s stock price, we used $23.72, which was the reported closing price of one share of the Company’s common stock on the NASDAQ on June 30, 2017.
Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers of the Company, such as employee group term life insurance. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include, for example, the timing during the year of any event and the Company’s stock price.
The Company believes that severance protections can play a valuable role in attracting and retaining key executive officers. The Compensation Committee evaluates the level of severance benefits consistent with competitive practices.

The following is a general discussion of the primary categories of triggering events which apply to certain of the Company’s Named Executive Officers.
Death or Disability
In the event of the death of the Chief Executive Officer, his beneficiary or estate shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including restricted stock unit awards granted to him, (ii) his short-term cash incentive award for the period in which death occurs, prorated to the date of death, and (iii) vacation accrued, to be paid in a lump-sum within 30 days of death.
Upon the Chief Executive Officer’s receipt of a notice of termination for disability, he shall receive, at the option of the Company (i) his annual restricted stock unit award for the period in which the termination date occurs, prorated to the termination date, or (ii) an equivalent amount of cash payable in a lump-sum at termination.

In the event of the death of the Chief Financial Officer, his beneficiary or estate shall receive a payment of a death benefit of three times the executive’s then-current annual salary. In the event of the death or disability of the Chief Financial Officer, his beneficiaries, his estate or he shall receive his cash bonus for the year prorated to the date of death or disability. All vested stock option grants at the date of death or disability may be exercised by his beneficiaries, his estate or him for a period of up to twelve (12) months after the date of death or disability.
None of the Named Executive Officers has contributed to the Company’s Deferred Compensation Plan; therefore no payments would be made upon death, disability or any other triggering event.
Termination of Employment by the Company
For the Chief Executive Officer, in the event his employment is terminated by Company without cause, or he resigns his employment for good reason, within a period of 90 days after the occurrence of the event giving rise to good reason, he shall be entitled to (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including Restricted Stock Unit awards granted to him, (ii) his target Short-Term Cash Incentive Award for the period in which such termination occurs, prorated to the Termination Date to be paid in a lump sum within 30 days of termination, and (iii) payment of an amount equal to two times his then-current base salary, to be paid in lump sum within 30 days of termination.
In addition, upon the Chief Executive Officer’s receipt from the Company of a notice of termination without cause or Company’s receipt from him of a notice of termination for good reason, he shall receive, at the option of the Company, either his annual restricted stock unit award computed pursuant to his employment agreement using a factor not less than one or an equivalent amount of cash payable in a lump-sum at termination.
For the Chief Financial Officer, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) a severance payment equal to his then-current base monthly salary multiplied by twelve (12) and paid either as a lump-sum or in monthly installments, at the discretion of the Board of Directors; (ii) accelerated vesting of all unvested portions of restricted stock units; and (iii) continuation of group medical insurance benefits to the earlier of the end of the 12-month severance period or the executive’s commencement of work for a new employer that provides group medical insurance.
For the Chief Legal Officer, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) a severance payment equal to his then-current bi-weekly salary paid for 12 months from the date of termination; and (ii) accelerated vesting of all unvested portions of stock option and restricted stock awards, subject to his execution of a legal agreement with the Company.
For the Chief Credit Officer, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) a severance payment equal to his then-current bi-weekly salary paid for 12 months from the date of termination; and (ii) accelerated vesting of all unvested portions of stock option and restricted stock awards, subject to his execution of a legal agreement with the Company.

Termination by Company with “Cause” or by the Executive for any Reason
“Cause” generally includes (i) failure of the executive to perform duties in a satisfactory manner, after notice thereof; (ii) conviction of illegal activity which materially adversely affects Bank’s reputation or which evidences the executive’s lack of ability to perform duties; (iii) certain crimes or dishonesty, fraud, etc. which causes termination of insurance coverage under blanket bond; or (iv) actions by government bank regulators to close or take the Bank or to issue a cease and desist order to remove the executive from office.
In the event the Chief Executive Officer is terminated with “cause” or in the event that he terminates his employment for any reason, his payments will generally be (i) all accrued but unpaid base salary and vacation benefits as of the termination date and (ii) any other benefits already vested as of the termination date under any of his applicable equity compensation, pension, cash incentive compensation, or similar plans in which he participated immediately prior to termination. In the event the Chief Executive Officer resigns without good reason, he shall be entitled to payment of his Short-Term Cash Incentive Compensation earned for the period prior to resignation but unpaid at the time of resignation.
In the event the Chief Financial Officer is terminated with “cause” or in the event that he terminates his employment for any reason, his payments will generally be limited to (i) all accrued but unpaid base salary and vacation benefits as of the termination date and (ii) any other benefits already vested as of the termination date under any of his applicable equity compensation, pension, cash incentive compensation and other compensation earned subject to prorate calculations as of the termination date.

Upon a Change-in-Control of the Company
A Change in Control (“CIC”) generally occurs when there is in effect a change in the ownership or control of 50% of the voting stock of the Company, whether by sale, merger or reorganization, or the ownership or control of all or substantially all of the assets are sold or transferred to a person who did not own or control the assets of the Company prior to such transaction. The exact definition varies depending upon the terms of agreement with each Named Executive Officer.
If the employment of the Chief Executive Officer is terminated, during the term of his employment agreement, if within three months before or within two years after a Change in Control, and the Company or the Company’s successor terminates him other than for cause, death or disability or the Chief Executive Officer terminates his employment other than for good reason, in either case, a “Change in Control Termination,” then:
(i) The Company shall pay him in a single severance payment as soon as practicable after the termination, but in no event later than thirty (30) days thereafter, an amount in cash equal to three times the sum of (a) his then-current base salary and (b) his target Annual Short-Term Cash Incentive Compensation Award as in effect on the termination date, plus
(ii) any unvested equity incentive award including restricted stock unit awards shall become immediately and fully vested.
Additionally, if the Chief Executive Officer receives a notice of termination and the termination when effective shall be a Change in Control Termination, the Company shall grant to him immediately upon receipt of the notice of termination, a restricted stock unit award, or if unable under the terms of extant equity compensation plan(s), an equivalent amount of cash, equal to two times his annual restricted stock compensation award for the current fiscal year, except that to the extent that the calculation factor is less than one, the amount shall be computed assuming the factor is equal to one times his annual award.
If a Change in Control occurs and the Chief Executive Officer is terminated prior to a Change in Control other than for “cause”, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect a Change in Control, then his termination shall be a Change in Control Termination and upon occurrence of the Change in Control, such officer shall be entitled to receive the payments as described above.
If the Chief Lending Officer is terminated by the Company or its successor other than for cause, within two (2) years of a Change in Control, the Company shall (i) make a lump-sum payment of an amount equal to two times his then-current annual salary within 30 days of termination; (ii) immediately vest as of the termination date all unvested equity incentive awards; and (iii) continuation of group medical insurance benefits to the earlier of the end of the 12-month severance period or the executive’s commencement of work for a new employer that provides group medical insurance.
For all Named Executive Officers, the Company’s 2004 Plan and 2014 Plan (collectively, the “Plans”) provide that as of the consummation of a “corporate transaction,” all outstanding unvested stock options and unvested shares of restricted stock would generally receive accelerated vesting, but only to the extent that such awards are not assumed by the Company or substituted by the acquiring company with all existing terms and conditions, including vesting terms, remaining in effect. For this purpose, “corporate transaction” is generally defined in the Plans as an acquisition of the Company by merger, consolidation, asset acquisition or stock purchase, which is generally the same as a Change in Control of the Company.
280G Tax Gross-Up
In accordance with the Chief Executive Officer’s employment agreement, if any Company payment made upon termination after a change-in-control of the Company constitutes an “excess parachute payment” under Section 280G of the Internal Revenue Code, the Company would make a gross-up payment to the Chief Executive Officer. The gross-up payment would be equal to the amount necessary to cause the net amount retained by the Chief Executive, after subtracting (i) the excise tax imposed on “excess parachute payments” by Section 4999 of the Internal Revenue Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount the he would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

The following tables summarize the approximate value of termination payments and benefits that certain Named Executive Officers would have received if their employment had been terminated on June 30, 2017 under the circumstances specified or if there were a Change in Control on June 30, 2017:
Gregory Garrabrants – Chief Executive Officer

				Termination After Change-in-Control[5,6]
	A	B	C	D	E
Type of Benefit[1]	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[5]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[2]	$296,394	$996,394	$—	$1,880,769	$296,394
Restricted Stock Vesting[3]	13,950,080	13,950,080	13,950,080	—	—
280G Tax Gross Up4	—	—	—	—	—
Total Value Upon Event	$14,246,474	$14,946,474	$13,950,080	$1,880,769	$296,394

Total Value Upon CIC and Termination Events in Column D (Column C+D)				$15,830,849

Total Value Upon CIC and Termination Event in Column E (Column C+E)					$14,246,474

[1]	This change in control table is based on Mr. Garrabrants Second Amended and Restated Employment Agreement dated June 30, 2017.
[2]
Mr. Garrabrants’ employment agreement provides for a lump sum cash payment in the amount of two times his annual salary plus one times his target bonus, in the event the Company terminates his employment, without cause, prior to a change-in-control; or three times his annual salary plus three times his target bonus if within two years following a change-in-control, our successor terminates his employment for any reason or by Mr. Garrabrants for good reason. He is also entitled to any accrued vacation and his annual cash incentive award. Column D includes an additional amount equal to three times the amount of the annual target cash incentive award.

[3]
The value of restricted stock vesting was calculated by multiplying the number of unvested shares by the stock price at grant, consisting of 72,000 by $19.47, 144,000 by $29.41, 216,000 by $20.92 and 160,000 by $23.72.

[4]
Mr. Garrabrants’ employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitutes a “parachute payment” under Section 280G of the Internal Revenue Code, the Company would make a gross-up payment to Mr. Garrabrants. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Garrabrants, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Internal Revenue Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Garrabrants would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

[5]
These columns assume the vesting of all unvested stock options and restricted stock accelerated on the consummation of the change-in-control as provided in the Company’s Plans and there was no assumption or substitution of unvested stock options and restricted stock by the acquirer.

[6]
For a change-in-control and subsequent termination of Mr. Garrabrants’ employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Andrew J. Micheletti – Chief Financial Officer

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$801,079	$331,079	$—	$331,079	$96,079
Restricted Stock Vesting[2]	2,306,042	2,306,042	2,306,042	—	—
Total Value Upon Event	$3,107,121	$2,637,121	$2,306,042	$331,079	$96,079

Total Value Upon CIC and Termination Events in Column D (Column C+D)				$2,637,121

Total Value Upon CIC and Termination Event in Column E (Column C+E)					$2,402,121

[1]
Mr. Micheletti’s employment agreement provides for a lump sum cash payment in the amount of three times his annual salary, in the event of death and one times his annual salary if the Company terminates his employment. He is also entitled to any accrued vacation and a prorated annual cash incentive award.

[2]
The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 15,000 by $19.47, less $244,619 already expensed, unvested shares of 30,000 by $29.75, less $367,250 already expensed, unvested shares of 45,000 by $20.92, less $266,515 already expensed and unvested shares of 45,000 by $23.72, the Company’s stock price at June 30, 2017.
.

[3]
These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control. This assumes that the acquiring company does not assume such awards.

[4]
For a change-in-control and subsequent termination of Mr. Micheletti’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Eshel Bar-Adon – Chief Legal Officer

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$30,577	$295,577	$—	$295,577	$30,577
Restricted Stock Vesting[2]	541,499	541,499	541,499	—	—
Total Value Upon Event	$572,076	$837,076	$541,499	$295,577	$30,577
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$837,076
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$572,076

[1]
Mr. Bar-Adon’s employment agreement provides for a lump sum cash payment in the amount of one times his annual salary if the Company terminates his employment, without cause, prior to or after a change-in-control, by our successor after a change-in-control. In addition, any accrued vacation would be paid out.

[2]
The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 1,272 by $18.35, less $22,620 already expensed, unvested shares of 1,183 by $19.75, less $12,084 already expensed, unvested shares of 1,420 by $23.49, less $2,648 already expensed, unvested shares of 4,667 by $20.00, less $31,044 already expensed, unvested shares of 9,276 by $17.25, less $47,346 already expensed and unvested shares of 6,271 by $27.91, less $26,214 already expensed and unvested shares of 7,357 by $23.72, the Company’s stock price at June 30, 2017.

[3]	These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control. This assumes that the acquirer does not assume such awards.
[4]
For a change-in-control and subsequent termination of Mr. Bar-Adon’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Brian Swanson – Chief Lending Officer

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$27,692	$27,692	$—	$507,692	$27,692
Restricted Stock Vesting[2]	677,267	—	677,267	—	—
Total Value Upon Event	$704,959	$27,692	$677,267	$507,692	$27,692
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$1,184,959
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$704,959

[1]
Mr. Swanson’s employment agreement provides for a lump sum cash payment in the amount of two times his annual salary if the Company terminates his employment, without cause, after a change-in-control, by our successor after a change-in-control. In addition, any accrued vacation would be paid out.

[2]
The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 2,728 by $18.35, less $48,465 already expensed, unvested shares of 2,702 by $19.75, less $27,601 already expensed, unvested shares of 2,484 by $23.49, less $4,632 already expensed, unvested shares of 6,168 by $20.00, less $41,031 already expensed, unvested shares of 11,015 by $17.25, less $56,222 already expensed and unvested shares of 7,166 by $27.91 less $29,955 already expensed and unvested shares of 8,828 by $23.72 the Company’s stock price at June 30, 2017.

[3]	These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control. This assumes that the acquirer does not assume such awards.
[4]
For a change-in-control and subsequent termination of Mr. Swanson’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Thomas Constantine – Chief Credit Officer

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$28,269	$273,269	$—	$273,269	$28,269
Restricted Stock Vesting[2]	440,393	440,393	440,393	—	—
Total Value Upon Event	$468,662	$713,662	$440,393	$273,269	$28,269
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$713,662
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$468,662

[1]
Mr. Constantine’s employment agreement provides for a lump sum cash payment in the amount of one times his annual salary if the Company terminates his employment, without cause, prior to or after a change-in-control, by our successor after a change-in-control. In addition, any accrued vacation would be paid out.

[2]
The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 1,456 by $18.35, less $25,845 already expensed, unvested shares of 1,394 by $19.75, less $14,236 already expensed, unvested shares of 1,455 by $23.49, less $2,713 already expensed, unvested shares of 3,835 by $20.00, less $25,509 already expensed, unvested shares of 6,957 by $17.25, less $35,509 already expensed, unvested shares of 5,017 by $27.91, less $20,972 already expensed and unvested shares of 5,885 by $23.72, the Company’s stock price at June 30, 2017.

[3]	These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control. This assumes that the acquirer does not assume such awards.
[4]
For a change-in-control and subsequent termination of Mr. Constantine’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Compensation Committee Interlocks and Insider Participation
Members of the Compensation Committee. The members of the Compensation Committee for fiscal 2017 were Paul J. Grinberg, its Chairman, John Gary Burke and Theodore C. Allrich until his retirement on February 15, 2017. Mr. Allrich was replaced at that time by James J. Court. Each of the Compensation Committee members was determined by the Board of Directors to be independent within the meaning of that term in the NASDAQ’s listed company rules.
No Interlocks. No executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Company management. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
The Compensation Committee of the Board of Directors
Paul J. Grinberg, Chairman
John Gary Burke
James J. Court

RELATED TRANSACTIONS AND OTHER MATTERS
Related Party Transaction Policy and Procedures
Pursuant to the Company’s written Master Policy on Ethics and Professional Integrity (the “Master Policy”) and in accordance with the provisions covering Transactions with Related Persons and Certain Control Persons (the “Policy”), the Company reports related-party transactions. The Policy applies to certain transactions over $120,000 involving any related parties, which includes our officers, directors and director nominees, and members of their immediate families. The Policy also applies to certain transactions with Company stockholders who own more than 5% of the Company’s stock. In determining whether to approve or ratify a related party transaction, the Company’s Designated Officer under its Master Policy or the Board of Directors, as appropriate under the applicable written Company policy, will take into account our Master Policy and other applicable written Company policies, which consider applicable rules and the material facts of the transaction, including whether it is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, whether a conflict of interest exists, and the extent of the related party’s interest in the transaction. Under the Master Policy, certain transactions, including the Bank’s providing ordinary banking products and services on standard terms available to any person meeting the eligibility requirements, are considered pre-approved. The Bank also offers an employee loan program available to all directors, officers and employees on a non-discriminatory basis under which each eligible borrower may obtain home loans for terms of 9 years to 30 years at interest rates that are below market rates on loans made to persons unaffiliated with the Bank and the Company, provided the loan is supported by more collateral than that normally provided by unaffiliated borrowers.
Transactions with Our Directors
In the ordinary course of its business and subject to applicable banking regulations, the Bank makes loans to and engages in other banking transactions with its directors, officers and employees and their associates. Such loans and other banking transactions are generally made on the same terms as those prevailing at the time for comparable transactions with persons of comparable creditworthiness that have no affiliation with the Company or the Bank. Loans are made only to persons affiliated with the Company and the Bank if they do not involve more than the normal risk of collectibility of loans made to non-affiliated persons and if they do not present any other unfavorable features. As discussed above, the Bank offers an employee loan program available to all directors, officers and employees on a non-discriminatory basis under which each eligible borrower may obtain home loans for terms of 9 years to 30 years at interest rates that are below market rates on loans made to persons unaffiliated with the Bank and the Company, provided the loan is supported by more collateral than that normally provided by unaffiliated borrowers. Loans to all directors, executive officers and employees who elected to participate in this program totaled approximately $30.6 million at June 30, 2017. All loans to directors, executive officers and employees were performing in accordance with their terms at June 30, 2017. Loans to directors, principal officers, and their affiliates totaled $9.3 million at June 30, 2017. Total principal payments on related party loans to directors, principal officers, and their affiliates were $0.4 million.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules and regulations, our directors and executive officers are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on our review of the copies of such forms and certifications furnished to us, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2017 fiscal year.

COMPANY STOCK PERFORMANCE
The following graph compares the stock performance of our common stock over the last five fiscal years, starting June 30, 2012 through June 30, 2017, with that of (i) the companies included in the U.S. NASDAQ Index, and (ii) the banks included in the ABAQ NASDAQ Community Bank Index (ABAQ).
The graph assumes $100 is invested in BOFI common stock on June 30, 2012 and in U.S. NASDAQ Index and ABAQ Index. The indexes assume reinvestment of dividends.

Stock Performance
$800
$700
$600
$500
$400
$300
$200
$100
$0
Jun-12
Jun-13
Jun-14
Jun-15
Jun-16
Jun-17
BOFI
NASDAQ
ABAQ

	Jun-12	Jun-13	Jun-14	Jun-15	Jun-16	Jun-17
BofI	$100.00	$231.98	$371.86	$535.02	$358.50	$480.16
NASDAQ	100.00	121.39	151.91	162.75	166.55	197.54
ABAQ	100.00	121.20	144.37	160.02	206.18	282.79

ITEM 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s compensation policies and decisions are designed to promote the Company’s business strategies and the interest of its stockholders by providing incentive needed to attract, motivate and retain key executives who are critical to our long-term success as a financial institution.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy.  The Compensation Committee and the Board of Directors believe that its compensation design and practices are effective in implementing the Company’s strategic goals and business strategies.

We are required to submit a proposal to stockholders for a non-binding and advisory vote to approve the compensation of our Named Executive Officers under Section 14A of the Securities Exchange Act of 1934.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation practices described in this Proxy Statement.  Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the stockholders of BofI Holding, Inc. approve, in a non-binding and advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the 2017 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating the compensation program.  Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, IN A NON-BINDING AND ADVISORY STOCKHOLDER VOTE, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3. ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under Section 14A of the Securities Exchange Act of 1934, the Company is required to submit to stockholders an advisory vote as to whether the stockholders advisory vote to approve the compensation of its Named Executive Officers, Item 2 above, should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years or you may abstain from voting when you vote for the resolution set forth below.

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years (triennially). The Board believes that this frequency is appropriate for a number of reasons. The Company’s compensation programs are designed to reward long-term performance, and stockholders are also encouraged to evaluate the Company’s executive compensation programs over a multi-year horizon and review executive compensation over a three-year period. In addition, the Board believes that a triennial advisory vote on executive compensation reflects the appropriate time frame to enable the Compensation Committee and the Board to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to the executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate any such adjustments to the executive compensation programs.

The Board is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation and the effects on accountability. The Board views the advisory vote on executive compensation as an additional, but not exclusive, means for stockholders to communicate their views on the Company’s executive compensation programs, and many other avenues exist for stockholder engagement on this issue. Because the Company’s executive compensation programs are designed to operate over the long-term and enhance long-term performance, the Board is concerned that an annual advisory vote on executive compensation could lead to a near-term perspective. While the Board believes that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, the Board will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in the compensation programs or other circumstances suggest that such a vote would be appropriate. Accordingly, the Board of Directors recommends that you vote for a frequency of once every three years in the following resolution:

“RESOLVED, that the highest number of votes cast by the stockholders of BofI Holding, Inc. for the option set forth below shall be the preferred frequency with which the Company is to hold a non-binding and advisory vote on the approval of the compensation of its Named Executive Officers included in the proxy statement:

•	yearly or

•	every two years or

•	every three years.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the preferred frequency for the advisory vote on executive compensation that has been selected by stockholders. However, as this is an advisory vote, the result will not be binding on our Board of Directors or the Company. The Company’s Board of Directors will consider the outcome of the vote when determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its Named Executive Officers included in the Company’s proxy statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of “Every Three Years”.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR, IN A NON-BINDING AND ADVISORY STOCKHOLDER VOTE, A FREQUENCY OF ONCE EVERY “3 YEARS” FOR THE NON-BINDING AND ADVISORY STOCKHOLDER VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ITEM 4. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the selection of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for fiscal year 2018. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of BDO. The Audit Committee may, without stockholder approval, reconsider its selection of BDO.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BDO serves as the Company’s independent auditor and has conducted the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2017. The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. The Audit Committee approved the engagement of BDO to serve as the Company’s independent auditor to conduct the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2017.
A representative of BDO will be present at the Annual Meeting, with the opportunity to make a statement if so desired, and will be available to respond to appropriate questions submitted to the Secretary of the Company in advance of the Annual Meeting.
The following table contains information regarding the aggregate fees charged to the Company by BDO for audit services rendered in connection with the audited consolidated financial statements and reports for the 2017 fiscal year.

	Fees Charged	Fees Charged
Nature of Services	2017	2016
Audit fees[1]	$481,362	$621,450
Audit-related fees[2]	—	—
Tax fees[3]	—	—
	$481,362	$621,450

[1]
Audit Fees consist of fees billed and unbilled and expenses for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of interim consolidated financial statements included in quarterly reports and services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such services include comfort letters, which totaled $0 and $62,500 for 2017 and 2016, respectively.

[2]
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

[3]	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is composed of three directors. All of the members of the Audit Committee have been found by the Board of Directors to be both independent and financially literate as required by the listing standards of the NASDAQ. In addition, the Board has determined that Mr. Argalas and Mr. Grinberg are each an Audit Committee Financial Expert under the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors.
The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company. The primary responsibilities of the Audit Committee are to oversee and monitor the integrity of the Company’s financial reporting process, financial statements and systems of internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications, independence and performance; and the performance of the Company’s internal audit function. The Audit Committee is responsible for the selection, retention, supervision and termination of (i) the general auditor, including reviewing the adequacy of the authority, responsibilities and functions of the Company’s internal audit department, and (ii) the independent auditor, including resolving disagreements between management and the independent auditor. The general auditor and the independent auditor report directly to the Audit Committee.
The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent auditor is responsible for auditing and reporting on the conformity of the Company’s consolidated financial statements to accounting principles generally accepted in the United States, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditor on the basis of the information it receives, discussions with the independent auditor and the experience of the Audit Committee’s members in business, financial and accounting matters.
In this context, the Audit Committee hereby reports as follows:
1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management;
2. The Audit Committee has discussed with the independent auditor the matters required to be discussed by the rules of the Public Company Accounting Oversight Board No. 1301, “Communications with Audit Committees”;
3. The Audit Committee has received the written disclosures and the letter from the independent auditor and has discussed with the independent auditor the independent auditor’s independence; and
4. Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors
James S. Argalas, Chairman
Paul J. Grinberg
Nicholas A. Mosich

ANNUAL REPORT TO STOCKHOLDERS
The Annual Report to Stockholders, including Form 10-K for the Company for the fiscal year ended June 30, 2017 will be available concurrently with this Proxy Statement on September 13, 2017 to all stockholders of record as of August 28, 2017 at www.envisionreports.com/BOFI. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. ADDITIONAL COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2017 WILL BE PROVIDED (WITHOUT EXHIBITS) TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO BOFI HOLDING, INC., 4350 LA JOLLA VILLAGE DRIVE, SUITE 140, SAN DIEGO, CALIFORNIA 92122, ATTENTION: CORPORATE SECRETARY. This Proxy Statement and our Annual Report on Form 10-K for the year ended June 30, 2017, are also available at our website, www.bofiholding.com and from the SEC at its website, www.sec.gov.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING
Under SEC Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2018 Annual Meeting of Stockholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the release of Company’s proxy materials for the 2017 Annual Meeting. However, if the date of our Annual Meeting in 2018 changes by more than 30 days from the date on which our 2017 Annual Meeting is held, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2018 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested stockholders should refer.
Our Corporate Secretary must receive timely stockholder proposals or nominations in writing at the executive offices of the Company at BofI Holding, Inc., 4350 La Jolla Village Drive, Suite 140, San Diego, California 92122, Attention: Corporate Secretary.

OTHER MATTERS
We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors,

Gregory Garrabrants
President and Chief Executive Officer

September 13, 2017

BOFI HOLDING

IMPORTANT ANNUAL MEETING INFORMATION

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Vote by Internet

- Go to **www.envisionreports.com/BOFI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Annual Stockholders Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the BofI Holding, Inc. Annual Stockholders Meeting to be Held on October 26, 2017

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/BOFI

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/BOFI** to view the materials.

Step 2: Click on **Cast Your Vote or Request Materials**.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before October 6, 2017 to facilitate timely delivery.

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Annual Stockholders Meeting Notice

BofI Holding, Inc. Annual Meeting of Stockholders will be held on October 26, 2017, at its Corporate Headquarters: 4350 La Jolla Village Drive, Conference Center, Suite 250, San Diego, CA 92122 at 2:00 p.m. Pacific Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board recommends a vote FOR all nominees, and FOR Proposals 2 and 4, and FOR every 3 YEARS in Proposal 3:

1. **Election of Directors.** To elect the following nominees to serve as Class I directors for a three-year term until the 2020 Annual Meeting of Stockholders and until their successors are elected and have qualified:

   01. John Gary Burke   02. Nicholas A. Mosich

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

DIRECTIONS

BOFI HOLDING, INC. ANNUAL MEETING OF STOCKHOLDERS
October 26, 2017 at 2:00 p.m. PT

Executive Dr
Genesee Ave
Parking
CBRE San Diego Commercial Real Estate
DLA Piper LLP
Specialty's Cafe and Bakery
Entrance
Executive Square
BOFI CORPORATE HEADQUARTERS
Harry's Bar and American Grill
Re/Max United
Bank of America
California Bank & Trust
La Jolla Village Dr

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/BOFI**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials BofI Holding Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by October 6, 2017.

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D I R E C T I O N S
BOFI HOLDING, INC.
ANNUAL MEETING OF STOCKHOLDERS
October 26, 2017, 2:00 PM

4350 La Jolla Village Drive
Conference Center – Suite 250
San Diego, California 92122
Please park in the Visitor Parking structure. Your parking ticket will be validated at the Annual Meeting registration table.

Executive Dr
Executive Dr
Executive Dr
Executive Dr
4300
Pacific Western
Genesee Ave
Genesee Ave
Genesee Ave
Genesee Ave
CBRE San Diego Commercial Real Estate
DLA Piper LLP
Parking
Specialty's Cafe and Bakery
La Jolla Office
Harry's Bar and American Grill
Bank of America
Entrance
BOFI CORPORATE HEADQUARTERS
Executive Square
Re/Max United
La Jolla Village Dr
La Jolla Village Dr
La Jolla Village Dr
La Jolla Village Dr
California Bank & Trust
4377
9201

From the South	From the North
Take I-805 North
Exit Miramar Road/La Jolla Village Dr.
Go West onto La Jolla Village Dr.
Turn Right onto Genesee Ave.
Turn Right onto Executive Square
Follow driveway up and veer left, into the Visitor Parking structure.

Take I-805 South
Exit Miramar Road/La Jolla Village Dr.
Go West onto La Jolla Village Dr.
Turn Right onto Genesee Ave.
Turn Right onto Executive Square
Follow driveway up and veer left, into the Visitor Parking structure.